UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 18, 2008

Centerplate, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31904	13-3870167
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)
2187 Atlantic Street
Stamford, Connecticut 06902
(Address of principal executive offices)
(203) 975-5900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Merger Agreement
On September 18, 2008, Centerplate, Inc., a Delaware corporation (the “Company”) announced that it had entered an Agreement and Plan of Merger, dated as of September 18, 2008 (the “Merger Agreement”), with KPLT Holdings, Inc., a Delaware corporation (“Parent”), and KPLT MergerCo, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are entities directly and indirectly owned by Kohlberg Investors VI, L.P. (the “Sponsor”). The Board of Directors of the Company unanimously approved the Merger and the Merger Agreement. Prior to the approval of the Merger Agreement by the Board of Directors, Evercore Group L.L.C. (“Evercore”) delivered an opinion to the Board of Directors to the effect that, as of the date of the opinion, the Aggregate Consideration (as defined in the Evercore Opinion) was within the range of net enterprise value of the Company, as estimated by Evercore.
The Merger Agreement contemplates that the merger will be effected through (i) a proxy solicitation to approve the merger and (ii) a consent solicitation (the “Consent Solicitation”) and a debt tender (the “Debt Tender”) to purchase up to 70% of the Company’s 13.5% Subordinated Notes due 2013 (the “Notes”), with noteholders receiving $3.99 for each Note accepted for payment. At the closing of the Merger (as defined below), each unit holder will also receive $0.01 per share for the common stock underlying their units for a total payment to IDS holders of $4.00 per unit.
Following receipt of at least 50.1% of the vote to approve the merger (and satisfaction of the other conditions thereto, which includes a minimum of 50.1% of the Notes being tendered pursuant to the Debt Tender), at the closing, Merger Sub will be merged (the “Merger”) with and into the Company with the Company being the surviving corporation and a wholly-owned subsidiary of Parent. Parent has agreed to finance the purchase of no more than 70% of the Notes in the Debt Tender so at least 30% (and as much as 49.9%) of the Notes will remain outstanding after the effective time of the Merger. In order to tender any Notes, holders will be required to consent to the proposed amendment to the indenture governing the Notes which will (a) eliminate substantially all of the covenants, certain events of default and the change of control offer and (b) modify certain provisions relating to the defeasance of the Notes and the manner in which the Company may extend the maturity of the Notes.
Subject to the exceptions described below, the Merger Agreement restricts the Company from soliciting and engaging in discussions and negotiations with respect to an alternate transaction (defined to be a “Company Proposal”), and the Board of Directors of the Company is prohibited from withdrawing its approval of the Merger Agreement, failing to recommend that the shareholders adopt the Merger Agreement at the shareholder meeting or recommending any other Company Proposal (any such action, an “Adverse Recommendation Change”) or from entering into any letter of understanding or other agreement with respect to a Company Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company determines after considering the advice of outside counsel that it should take such action to comply with its fiduciary duties, the Board may (i) enter into discussions and negotiations with respect to a Company Proposal determined to constitute or reasonably likely to result in, a transaction more favorable to the Company’s shareholders (a “Superior Proposal”) or (ii) effect an Adverse Recommendation Change.
The Merger Agreement may be terminated (i) by either the Parent or the Company if (a) the Merger shall not have been consummated on or before February 28, 2009, (b) if any injunction, judgment or order is in effect preventing the consummation of the Merger, (c) if the Company’s shareholders fail to approve the Merger or (d) if either party breaches its obligations under the Merger Agreement and the breach is not cured within 30 calendar days; (ii) by Parent if prior to the Company shareholder approval, the Board of Directors makes an Adverse Recommendation Change or approves or recommends a Company Proposal and (iii) by the Company if (a) Parent fails to consummate the Merger upon satisfaction of all conditions precedent to Parent’s obligations to close the Merger, (b) Parent’s financing commitment is terminated or the lender denies the obligation to fund or otherwise becomes unable to or prohibited from funding the financing and, within thirty days after the Company has delivered written notice to Parent thereof, the Merger has not been consummated or (c) the Board of Directors shall have prior to the adoption of the Merger

Agreement by the shareholders (x) made an Adverse Recommendation Change or (y) determined to enter into an Acquisition Agreement (as defined in the Merger Agreement) concering a transaction that constitutes a Superior Proposal.
If the Merger Agreement is terminated (i) due to the failure to obtain the necessary shareholder vote, (ii) in the event of a breach by the Company which has not been cured within 30 calendar days or (iii) by the Company in connection with an Adverse Recommendation Change or by entering into an Acquisition Agreement concerning a Superior Proposal, then the Company will be required to pay certain expenses of Parent up to an amount or a Termination Fee (as defined in the Merger Agreement) in the amount of $2.5 million. Additionally, if the Merger Agreement is terminated by the Company (i) due to Parent’s failure to close the transaction, (ii) in the event of a breach by Parent or Merger Sub which has not been cured within 30 calendar days or (iii) if the Debt Commitment Letter has been terminated and the lender does not fund the debt financing, then Parent will be required to pay certain expenses of the Company up to an amount not to exceed $2.5 million or a Reverse Termination Fee (as defined in the Merger Agreement) in the amount of $2.5 million. The Sponsor has agreed to guarantee any such payments by Parent to the Company. The Merger Agreement also contemplates that if the Company, upon satisfaction of all conditions precedent to the Company consummating the Merger, fails to consummate the Merger, Parent may specifically enforce the terms of the Merger Agreement in the United States District Court for Delaware or in any state courts in the State of Delaware.
Parent has obtained debt financing commitments pursuant to a debt commitment letter (the “Debt Commitment Letter”) for the transactions contemplated by the Merger Agreement. The Debt Commitment Letter provides for a commitment of $175 million in senior credit facilities.The Debt Commitment Letter contains conditions to funding including, in addition to other customary conditions that there has not occured any adverse change or disruption in the financial, banking or capital market conditions, that could reasonably be expected to have an adverse impact on the successful syndication of the proposed senior credit facilities. Additionally subject to the funding of the debt financing and the satisfaction of the conditions in the Merger Agreement, Sponsor will invest up to $125 million in the equity of Parent. Consummation of the Merger is not subject to a financing condition, but is subject to other conditions, including receipt of the requisite affirmative vote of the shareholders of the Company in accordance with Delaware General Corporation Law and the Company’s certificate of incorporation, the valid tender of at least 50.1% of the outstanding Notes, receipt of the consents of a majority of the holders of the Notes and other customary closing conditions. The parties currently expect to close the transaction in the first quarter of 2009, subject to the satisfaction of the foregoing conditions.
The Company has made customary representations and warranties and covenants in the Merger Agreement, including among others (i) to cause a meeting of the Company’s shareholders to be held and, unless consented to by the Parent, vote on the adoption of the Merger Agreement without adjourning the meeting, (ii) subject to certain exceptions, that the Board of Directors will recommend that the Company’s shareholders adopt the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement, (iii) to commence  promptly the Debt Tender and Consent Solicitation following the signing of the Merger Agreement, (iv) continue to conduct its business in the ordinary course and (v) along with Parent, use its reasonable best efforts to assist and cooperate with the other parties in effecting the Merger. Additionally, Parent has made customary representations and warranties and covenants in the Merger Agreement, including among others (x) to use reasonable best efforts to obtain the financing on the terms and conditions described in the Debt Commitment Letter and (y) to indemnify the directors, officers and employees of the Company for any actions taken prior to the execution of the Merger Agreement.
The foregoing summary of the terms of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto, and the full text of such document is incorporated herein by this reference.
The Merger Agreement has been filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Amendment to Credit Agreement
On September 18, 2008, we entered into an amendment (the “Amendment”) to our credit agreement with General Electric Capital Corporation. Among other things, the Amendment (a) adjusts the senior leverage ratio for September 2008 through

February 2009, inclusive, to levels that will more accurately reflect our projected senior leverage ratio for those months, (b) adjusts the senior leverage ratio for the month of September to a level that will permit us to pay interest on our subordinated notes in November 2008, (c) waives a revolver “clean-down” requirement for 2008 fiscal year, and (d) permits add-backs to EBITDA for certain investment banking, legal and other costs, fees and expenses incurred by us since April 2008, for purposes of calculating financial covenants contained in our credit agreement. The effectiveness of the Amendment is contingent upon continuous effectiveness of our Merger Agreement. In connection with this Amendment, we agreed to pay to each credit agreement lender who consents to the Amendment prior to the deadline specified in the Amendment a fee equal to 0.5% of such lender’s loans and commitments under the credit agreement.
Indemnity Agreements
On September 18, 2008, the Board of Directors of the Company authorized the Company to enter into Indemnity Agreements with each of its directors and the following executive officers: Janet L. Steinmayer, President and Chief Executive Officer and President; Kevin F. McNamara, Executive Vice President and Chief Financial Officer; and William H. Peterson, Executive Vice President — Operations.
The Company’s Certificate of Incorporation and Bylaws each require that the Company indemnify and advance expenses to its directors and officers to the full extent permitted by law. The form of Indemnity Agreement requires the Company to indemnify, hold harmless and exonerate the director or executive officer against all expenses, judgments, liabilities, fines, penalties and amounts paid in settlement incurred by such person for or as a result of action taken or not taken while such person was acting in his or her capacity as a director or executive officer of the Company. The Indemnity Agreement requires the Company, subject to specific terms and conditions, to advance expenses to the indemnitee and also sets forth certain other procedures with respect to indemnification and advancement of expenses. The Company is also obligated, upon written request, to establish and fund a trust for the benefit of the indemnitee in the event of a Potential Change in Control (as defined in the form of Indemnity Agreement). The Indemnity Agreement is not exclusive of other rights to indemnification that the indemnitee may have.
The above summary of the form of Indemnification Agreement is qualified in its entirety by reference to the form of the Indemnity Agreement filed as Exhibit 10.2 to this report and is incorporated herein by reference.
Important Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed Merger. In connection with the Merger and required shareholder approval, the Company will file relevant materials with the Securities and Exchange Commission, including a proxy statement on Schedule 14A, which will be mailed to the shareholders of the Company. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY’S PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Shareholders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed by the Company at the Securities and Exchange Commission’s web site at http://www.sec.gov. The proxy and other documents also may be obtained for free from the Company’s website at http://www.centerplate.com. In addition, the Company will be distributing a tender offer statement and letter of transmittal and consent related to the debt tender. It is important that unit holders read those documents carefully when they are available.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among KPLT Holdings, Inc., KPLT Mergerco, Inc. and Centerplate, Inc., dated as of September 18, 2008.
10.1
Form of Seventh Amendment to Credit Agreement, made and entered into as of September ___, 2008, by and among Volume Services America, Inc., Volume Services, Inc., Service America Corporation, Centerplate, Inc., the Lenders signatory thereto, and General Electric Capital Corporation, as a Lender and as Administrative Agent.

10.2	Form of Indemnity Agreement

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 19, 2008

Centerplate, Inc.
By:	/s/ Kevin F. McNamara
	Name:	Kevin F. McNamara
	Title:	Executive Vice President and CFO

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among KPLT Holdings, Inc., KPLT Mergerco, Inc. and Centerplate, Inc., dated as of September 18, 2008.
10.1
Form of Seventh Amendment to Credit Agreement, made and entered into as of September 16, 2008, by and among Volume Services America, Inc., Volume Services, Inc., Service America Corporation, Centerplate, Inc., the Lenders signatory thereto, and General Electric Capital Corporation, as a Lender and as Administrative Agent.

10.2	Form of Indemnity Agreement